                                                                     EXHIBIT 4.1

                   AMENDMENT NO.1 TO THE KANEB SERVICES, INC.
                      1996 DIRECTORS STOCK INCENTIVE PLAN

       Section 4.02 of the Kaneb Services, Inc. 1996 Directors Stock Incentive Plan is hereby amended to read in its entirety as follows:

              "4.02 Maximum Number of Shares. The maximum aggregate number of shares of Common Stock that may be utilized pursuant to the exercise of Options and SARs under this Plan is 200,000, subject to increases and adjustments as provided in Article VIII."

The remainder of the Plan shall be unchanged.